EXHIBIT 99.1

WVS Financial Corp. Announces Quarterly Cash Dividend

PITTSBURGH, Oct. 30, 2007 (PRIME NEWSWIRE) -- WVS Financial Corp. (Nasdaq:WVFC) announced today that its Board of Directors at their meeting on October 30, 2007 declared a regular $0.16 cash dividend on the common stock of the Company, payable on November 21, 2007 to the stockholders of record at the close of business on November 12, 2007.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

CONTACT:  WVS Financial Corp.
          David J. Bursic, President and CEO
          Pamela M. Tracy, Investor Relations Manager
          412-364-1913